Exhibit 99.1


                                EVALUATION REPORT

                                  BAROU CLAIMS

                                  Quebec Canada

                              Latitude: 52(0) 12'N
                             Longitude: 72(0) 20' W
                                   NTS: 33A01

                                       For

                              Cinnabar Venture Inc.

                                       By

                             Andre M. Pauwels, P.Geo

                                February 15, 2007

1 TABLE OF CONTENTS

1 Table of Contents........................................................  1
2.0  Summary...............................................................  2
3.0  Introduction and Terms of Reference...................................  4
4.0  Property Description and Location.....................................  4
5.0  Accessibility, Climate, Local Resources, Infrastructure and
     Physiography..........................................................  5
6.0  History and Interpretation of Diamond Exploration in the Otish
     Mountains.............................................................  7
7.0  Area Geology..........................................................  9
8.0  Targeting Areas for Diamond Prospecting...............................  9
9.0  Conclusions and Recommendations....................................... 12
10.0 References and Literature............................................. 14
CERTIFICATE OF QUALIFICATIONS.............................................. 15

FIGURES

1 .......Location..........................................................  3
2 .......Regional Geology..................................................  6
3 .......Area Targets for Kimberlite Prospecting........................... 11

TABLES

I........Barou Claim.......................................................  4
II.......Budget............................................................ 13

                        Evaluation Report BAROU for Cinnabar Venture Inc. page 1

2.0 SUMMARY

The BAROU claims are located in the Otish mountains of Central Quebec, an area with active diamond exploration since 1996. The claims are situated 10 km north of the Tichegamie cluster and cover an area that was selected as favourable through a systematic technique using topographic features of the area. It is recommended to explore the claims in a three phase program. The first phase consists of prospecting and rock sampling of the whole property and an inspection of the available aeromagnetic surveys for kimberlite signatures for a cost of US $ 10,920.




                        Evaluation Report BAROU for Cinnabar Venture Inc. page 2

                       [MAP SHOWING THE CLAIMS LOCATION]




                        Evaluation Report BAROU for Cinnabar Venture Inc. page 3

3.0 INTRODUCTION AND TERMS OF REFERENCE

The author, a registered member of the British Columbia Association of Professional Engineers and Geoscientists and independent of CINNABAR VENTURE INC, was retained by the CINNABAR VENTURE INC, to study all documentation of the BAROU Diamond Prospect in Central Quebec, Canada and to recommend an exploration program if warranted. The author examined all available documentation about the property and recommends a multi stage exploration program to realize the potential of the property.

4.0 PROPERTY DESCRIPTION AND LOCATION

The Barou property is located in Central Quebec, 320 km northeast of the City of Chibougamau on NTS map sheet 33A01, Latitude: 52(0) 12'N and Longitude: 72(0) 20' W (see FIGURE 1). The property consists of 17 claims (see FIGURES 2, 3) in one contiguous block. The area of the mineral claims is unencumbered Crown Land with no existing liens, claims or restrictions of any sort.

                TABLE 1 BAROU Claims Cinnabar Venture Inc. Quebec

                          Type of                    Inscription   Expiry    Surface    Work       Fees
MAP SHEET   Range  Colum   Title   Title No  Status     Date        Date     area(Ha)  required  Required           OWNER
---------   -----  -----   -----   --------  ------     ----        ----     --------  --------  --------           -----
SNRC 33A01   25     19      CDC    2055230    Actif   15-Feb-07   14-Feb-09   52,83      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   25     20      CDC    2055231    Actif   15-Feb-07   14-Feb-09   52,83      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   25     21      CDC    2055232    Actif   15-Feb-07   14-Feb-09   52,83      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   25     22      CDC    2055233    Actif   15-Feb-07   14-Feb-09   52,83      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   25     23      CDC    2055234    Actif   15-Feb-07   14-Feb-09   52,83      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   26     19      CDC    2055235    Actif   15-Feb-07   14-Feb-09   52,82      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   26     20      CDC    2055236    Actif   15-Feb-07   14-Feb-09   52,82      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   26     21      CDC    2055237    Actif   15-Feb-07   14-Feb-09   52,82      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   26     22      CDC    2055238    Actif   15-Feb-07   14-Feb-09   52,82      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   27     22      CDC    2055240    Actif   15-Feb-07   14-Feb-09   52,81      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   27     24      CDC    2055242    Actif   15-Feb-07   14-Feb-09   52,81      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   27     25      CDC    2055243    Actif   15-Feb-07   14-Feb-09   52,81      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   28     23      CDC    2055244    Actif   15-Feb-07   14-Feb-09   52,8       135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   28     24      CDC    2055245    Actif   15-Feb-07   14-Feb-09   52,8       135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   28     25      CDC    2055246    Actif   15-Feb-07   14-Feb-09   52,8       135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   26     23      CDC    2055239    Actif   15-Feb-07   14-Feb-09   52,82      135        110   Cinnabar Venture Inc. 100%
SNRC 33A01   27     23      CDC    2055241    Actif   15-Feb-07   14-Feb-09   52,81      135        110   Cinnabar Venture Inc. 100%


                        Evaluation Report BAROU for Cinnabar Venture Inc. page 4

In Quebec mineral claims are defined by geographic coordinates can be acquired by letter or via an internet portal maintained by the Quebec government at: https://gestim.mines.gouv.qc.ca/MRN_GestimP_Presentation/ODM02101_login.aspx.
Records of all claims can also be inspected and were verified by the author at the same site.

The Barou claims were first applied for on November 23, 2006 and were registered on February 15, 2007. They are in good standing until February 14, 2009. In order to keep the claims in good standing for an additional 2 year period (to 14 Feb. 2011), exploration work has to be done and fees need to be paid. In addition the work has to be reported to the authorities by a qualified person. Total work minimum requirements are C$ 2,295 and the fees to record the work are C $ 1,870 for a total of C $ 4,165.

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The property is situated in the Otish Mountains, 320 km northeast of the town of Chibougamau, near the geographic centre of the Province of Quebec (see Figure
1). The nearest population centre is the Cree Village of Mistissini, 85 km by road north of Chibougamau. The nearest all weather road is the access road from Mistissini to the float plane base at Riviere Temiscamie, where a single Turbo-Otter float-plane is stationed and available for charter. The distance from Temiscamie to the property is 165 km. There is no permanent population or developed infrastructure in the area, with the exception of the winter road from Riviere Temiscamie to The East Main Gold mine, which passes 15 km east of the claims. The only economic activity in the area, apart from mineral exploration, is seasonal trapping and hunting by Cree villagers from Mistissini. The property can be reached by float plane (summer) or ski plane (winter) from Riviere Temiscamie or alternatively a helicopter can be chartered in Chibougamau. Personnel experienced in expediting, exploration surveys and camp construction is available in the village of Mistissini. The Town of Chibougamau, a mining town, is the regional population centre with many services and amenities for


                        Evaluation Report BAROU for Cinnabar Venture Inc. page 5

                       [MAP SHOWING THE REGIONAL GEOLOGY]





industrial,    educational    and   leisure    activities.    The   airport   of
Chibougamau-Chapais has daily scheduled flights to Montreal.

The area has a continental climate typical for this latitude, characterised by long winters lasting from late October to late April and short, cool summers with temperatures up to 15 degrees Celsius. Lakes freeze over in late October and are usable again for float planes in early May. Most precipitation falls in


                        Evaluation Report BAROU for Cinnabar Venture Inc. page 6

                                 GEOLOGY LEGEND
                           ARCHEAN -SUPERIOR PROVINCE

      GRANITIC ROCKS, GENERALLY FOLIATED
 S9   Granitic rock, pink color, gneissic -contains locally gneiss and migmatite
S8A   Mixed gneiss, gneissic migmatite
S8D   Quartzo-feldspatic gneiss

      METASEDIMENTS
 S4   Greywacke, pebble conglomerate, arkose often gneissic , massive quartzite

      METAVOLCANICS, INTERMADIATE, MAFIC AND ULTRAMAFIC
 S2 Volcano clastic rocks, amphibolite facies, layered amphibolite (amphibolite tuff), green schist the form of snow during the wintertime with accumulations of several meters considered normal. Total precipitation averages 80 cm.

The property is situated on a rolling plateau covered by glacial drift with numerous lakes, outcrops are rare. The Otish Mountains, situated immediately southeast of the property rise to elevations of 1050 meters. Elevations on the property vary from 650 to 800 m above sea level. Vegetation consists of conifers spaced widely apart and rarely thicker than 30 cm in diameter. Ground cover is a dense matt of mosses, lichens and labrador tea.

6.0 HISTORY AND INTERPRETATION OF DIAMOND EXPLORATION IN THE OTISH MOUNTAINS

The Otish mountain area in Central Quebec has been the focus of diamond exploration in Canada since 1996.

The first kimberlite occurrence discovered in the Otish Mountains was the fortuitous consequence of a 1975 drilling program for uranium at Lac Beaver, and was first recognized to contain diamonds in 1998. This kimberlite pipe however was found to be too lean for further development. Nevertheless this first find spurred till sampling surveys over large areas in the Otish Mountains by several companies. This resulted in a total of at least 24 kimberlite finds in 5 separate areas:

     * Foxtrot Property: 9 pipes and 4 dykes, all diamantiferous. Several pipes have been bulk sampled with encouraging diamond contents first published in 2005 (Ashton Mining of Canada Ltd. News releases)


                        Evaluation Report BAROU for Cinnabar Venture Inc. page 7

     * Portage : 1 dyke in the area of Foxtrot found in 2005 ( Majescor Resources News Releases)

     * Lac Beaver: 2 pipes, diamantiferous but low grade. 120 km SSW of Foxtrot

     * Tichegami: 4 pipes, 20 km NE of Lac Beaver (Ditem Explorations Inc - News Releases)

     *    Dios: 4 pipes and dykes south of Beaver Lake

An analysis of the exploration activity since 1996 shows that the principal exploration tools used were regional, widely spaced (like 500m by 2000 m spacing), till sampling for diamond and kimberlite indicator minerals and detailed (often 75-100 meter spaced lines) aeromagnetic surveys. Typically aeromagnetic anomalies within areas with anomalous indicator minerals were then tested with drilling. One or both techniques found all the above kimberlite pipes except the first one at Lac Beaver. It is also clear from Canada's diamond exploration history that this exploration technique misses many kimberlite pipes because many kimberlite pipes are not expressed in till sample results and many kimberlite pipes do not have a recognizable magnetic signature. Another shortcoming with these techniques is that usually a very large a number of magnetic anomalies is generated, too many for drill testing. Of importance to note is that although prospecting for kimberlite has not been done much in the Otish area and though none of the Otish kimberlite pipes was discovered that way, at least 4 of the pipes (at Foxtrot and by Dios) have outcrop and several more have boulder trains of kimberlite. Clearly prospecting could have located these pipes. The caveat is that the area is too large for prospecting. Prospecting could only be rewarding if one could geographically narrow the areas with a high probability of containing kimberlite pipes.

Prospecting success has many advantages especially for junior exploration companies. Prospecting will broaden the spectrum of findable kimberlite pipes to include those that have no magnetic signature and/or have no expression in till samples. A prospecting discovery also has the advantage of greatly shortening the exploration time of a discovery. Outcrops can be immediately sampled and meaningfully tested for diamond content in a short span of time.

The Barou property is located immediately north of the Tichegamie kimberlite cluster discovered by Ditem Explorations Inc in 2003. The only known exploration performed in the area of the Barou claims was an airborne magnetometer survey completed in 2003 by Ditem Explorations Ltd ( Brack 2005) over a large area, including the present Barou Property,

                        Evaluation Report BAROU for Cinnabar Venture Inc. page 8

7.0 AREA GEOLOGY

The Barou property is located within the Achaean age (2.7 to 2.9 Ga), Superior Craton of the Canadian Shield. Regional geological mapping of the area was published in 1984 (Hocq 1985 - see figure 2). The main lithologies in the area are foliated granite and granite gneiss. The metamorphic grade is mainly amphibolites facies. The predominant direction of foliation is north-northeast. Metavolcanic and metasedimentary rocks of the Eastmain greenstone belt occur 10 km north of the property. And 20 km to the southeast of the property are outcrops the Proterozoic age sediments of the Otish Basin. Proterozoic dykes, typically a few tens of meters wide and composed of diabase, crosscut all lithologies.

Large tract in the area are mantled with quaternary age glacial sediments. Glacial movement in the area, as indicated by eskers and striae, is NNE to SSW.

8.0 TARGETING AREAS FOR DIAMOND PROSPECTING

In general diamantiferous kimberlite intrusions or pipes are found in the thickest parts of old Archean Cratons and the intrusions arise along deep seated structures. A lithosphere of at least 150-200 km thick is required to ensure fertile conditions for the formation and preservation of diamonds. The Otish Mountains are an area of thick Archean crust and therefore highly favourable for diamantiferous kimberlites. (Moorehead, 1999, 2000). These conditions have now amply been demonstrated by the discovery of several diamantiferous kimberlites since 2001.

An analysis of the exploration activity in the Otish since 1996 shows that the principal exploration tools used were regional, widely spaced (like 500m by 2000 m spacing), till sampling for diamond and kimberlite indicator minerals and detailed (often 75-100 meter spaced lines) aeromagnetic surveys. Typically aeromagnetic anomalies within areas with anomalous indicator minerals were then tested with drilling. One or both techniques found all the above kimberlite pipes except the first one at Lac Beaver. It is also clear from Canada's diamond exploration history that this exploration technique misses many kimberlite pipes because many kimberlite pipes are not expressed in till sample results and many kimberlite pipes do not have a recognizable magnetic signature. Another shortcoming with these techniques is that usually a very large a number of magnetic anomalies is generated, too many for drill testing. Of importance to note is that although  prospecting  for kimberlite has not been done much in the


                        Evaluation Report BAROU for Cinnabar Venture Inc. page 9

Otish area and though none of the Otish kimberlite pipes was discovered that way, at least 4 of the pipes (at Foxtrot and by Dios) have outcrop and several more have boulder trains of kimberlite. Clearly prospecting could have located these pipes. The caveat is that the area is too large for prospecting. Prospecting could only be rewarding if one could geographically narrow the areas with a high probability of containing kimberlite pipes.

Prospecting success has many advantages especially for junior exploration companies. Prospecting will broaden the spectrum of findable kimberlite pipes to include those that have no magnetic signature and/or have no expression in till samples. A prospecting discovery also has the advantage of greatly shortening the exploration time of a discovery. Outcrops can be immediately sampled and meaningfully tested for diamond content in a short span of time.

A targeting technique for locating prospective areas for kimberlites, sufficiently small to make prospecting feasible, was developed by the author based on the well known fact that kimberlite pipes are more erosion-prone than most other rock types found in Canada's glacially eroded landscape and consequently are often found in small depressions under lakes and ponds. The technique was "tested" on known kimberlite clusters in the Otish area and singled out most of these areas as "anomalies". For reasons of confidentiality, the elements and parameters used are not fully described here: Briefly a systematic and normalized count was done over large geographic areas of all small lakes. Several adjustment factors were added to take into account erosional features unrelated to bedrock geology and a factor was added to take local geology into account. A total of 5 map sheets (approximately 5000 km2) were examined. This includes the Renard, Tichegami and Beaver lake kimberlite clusters. A clear anomaly was found over the Beaver Lake and Renard kimberlite clusters. Of immediate importance is that a few other areas with very anomalous results were noted and are situated all within 50 km of the known kimberlite pipes.

Adjusted counts of small lakes for the area of the Barou claims are illustrated in Figure 3. The area of the Barou property is highly anomalous.

Recent advances in geochemistry, especially MMI (Mobile Metal Ions) techniques have the capacity to outline kimberlite bodies that are fully or in part covered by overburden (Fedikow, 2005). This sampling technique would be appropriate to test the presence of kimberlite in overburden covered aeromagnetic anomalies, or to test up-ice of kimberlite boulder trains. This technique would be faster and less expensive than heavy mineral sampling techniques widely used for reconnaissance and more detailed exploration.


                       Evaluation Report BAROU for Cinnabar Venture Inc. page 10

[MAP SHOWING THE BAROU CLAIMS]




                       Evaluation Report BAROU for Cinnabar Venture Inc. page 11

9.0 CONCLUSIONS AND RECOMMENDATIONS

     1.   The Barou property is located in the Otish Mountains diamond camp.

     2. The Barou property is located 10 km north of the Tichegamie kimberlite cluster

     3. The presence of anomalously high counts of small lakes makes this 10 km2 property prospective for the presence of kimberlite pipes.

Exploration for diamantiferous kimberlites is recommended on the Barou property. Exploration should proceed according to the following business plan:

Phase 1 Data Evaluation and Prospecting A team of 2 prospectors will systematically cover the area to prospect for kimberlite rocks in float or in outcrop (approximately 8 days). Aeromagnetic data for the claim area should be scrutinized for kimberlite signatures. Priority areas for prospecting will be any aeromagnetic anomalies. Any kimberlite found will be sampled and analyzed for diamonds and diamond indicator minerals.

Phase 2 Geochemical sampling: All kimberlite targets found will be prospected in detail and systematic soil sampling will be done along lines spaced no more than 100 m apart and with samples at 50 or 25 meter intervals. Aeromagnetic targets totally covered by overburden should also be sampled. Sampling methods should follow the MMI protocol and samples need to be analyzed at a specialized MMI laboratory. Positive results will be the outline of kimberlite bodies, through indicator element signatures. Total duration of the field campaign depends on the number of targets present. Duration will be 1 to 2 days per target for a 2 person prospecting-sampling crew. Processing of samples during summer can be up to 6 weeks

Phase 3 Drilling: Positive targets will need to be drill tested, first with shallow (<100m) holes. Tentatively 5 drill holes are contemplated.


                       Evaluation Report BAROU for Cinnabar Venture Inc. page 12

                                     Budget

PHASE 1 PROSPECTING                                       C $             US $
-------------------                                      ------        ---------
Mobilization and travel costs to Chibougamau              2,000
Prospector  8 days @  $350/day                            2,800
Assistant   8 days  @  $250/day                           2,000
Camping equipment/food                                    2,300
Floatplane  (shared)                                      3,000
Organization, planning                                      900
Total                                                    13,000        10,920.00

PHASE 2 GEOCHEMICAL SAMPLING
-----------------------------
Mobilization and travel to Chibougamua                    3,000
Technician   15 days @ $400/day                           6,000
Assistant 15 days @  $250/day                             3,750
Camping equipment and food                                3,500
Floatplane charter                                        4,000
Sampling materials and equipment                            600
MiM analysis  250 samples @ $35                           8,750
Sample shipping                                             500
Drafting , Interpretation and Report                      7,000
Assessment fees                                           1,980
Planning , Organization                                   2,000
Total                                                    41,080        34,507.20

PHASE 3 DIAMOND DRILLING
------------------------
500 m , 4 drill holes @ $110/m                           45,000
Supervision, organization and logging, sampling          16,000
Helicopter support 30 hrs @ $1100                        33,000
Mobe and Demobe                                          60,000
Report, Drafting                                          6,000
Camping , travel costs, food                             25,000
                                                        185,000       155,400.00
                                                                      200,827.20


                       Evaluation Report BAROU for Cinnabar Venture Inc. page 13

10.0 REFERENCES AND LITERATURE


2001-7   Ashton Mining of
         Canada Inc.         News Releases at  www.sedar.com

2005     Brack, W            Assessment Report on the Tichegamie River and
                             Beaver Lake Projects, Rock sampling, Diamond drilling, Aeromagnetic Survey, Report for
                             Ditem Explorations Inc. GM 61522

2003     Chapman, I          Assessment Report on the Tichegamie River and
                             Beaver Lake Projects , Rock sampling, Diamond drilling Report for Ditem Explorations Inc.
                             GM 60515

2002-5   Ditem
         Explorations Inc.   2002 News Releases at  www.sedar.com

2006     Fedikow, M          MMI-D Signature of C14 Kimberlite Pipe,
                             Clifford Township, Kirkland Lkae, Canada -
                             Power point Presenation for Mount Royal Res. Ltd

1985     Hocq, M             Geologie de la Region des Lacs Campan et Cadieux,
                             Territoire-du -Nouveau-Quebec: Geological map
                             1/100,000, Querpub, Publication de Mines, Energy et
                             Ressources naturelles, Quebec

2005     Majescor
         Explorations Ltd    News Releases at  www.sedar.com

2000     Moorehead e.a.      Kimberlites et Diamants dans le Nord du Quebec
                             PRO 2000-05 Kimberlites, Lineaments and Crustal
                             Rifts in Quebec, Ministere des Ressources

1999     Moorehead e.a.      Naturelles  Quebec  MB 99-35



Signed February 15,  2007


/s/ Andre M Pauwels, P. Geo
------------------------------
Andre M Pauwels, P. Geo


                       Evaluation Report BAROU for Cinnabar Venture Inc. page 14

                          CERTIFICATE OF QUALIFICATIONS

                             Andre M. Pauwels P.Geo
                              Consulting Geologist
                  4900 Mariposa Court Richmond BC 604 240 8560


I,  Andre M.  Pauwels, P. Geo., do hereby  certify that:

     1. I am a Consulting Geologist and have an office at my residence at 4900, Mariposa Court in Richmond B.C., V7C 2J9, Canada and serve as a director of Dundarave Resources Inc. and Strikezone Minerals (Canada) Ltd. Both companies are listed on the TSX Venture Exchange and unrelated to CINNABAR VENTURE INC,

     2. I graduated in 1970, from the State University of Ghent, Belgium with a B.Sc. Science, Geology.

     3.   I am  a  Professional  Geoscientist,  member  of  the  Association  of
          Professional   Engineers  and   Geoscientist   of  British   Columbia,
          registration number 20157, and in good standing since 1993

     4. I have practised Mineral Exploration continuously since September 1970 as a staff geologist for Union Miniere Explorations, Canada from 1970 to 1980, as a Senior Geologist for Bethlehem Copper Corp. in 1981 and as a Senior Geologist, later Exploration Manager, for Cominco Ltd from 1981 to 2001. I acquired experience in exploring for porphyry copper, gold, lead-zinc, uranium and diamond deposits and practiced my profession in Canada, USA, Chile, Argentina, Peru, Ecuador, Guyana, Suriname, Brazil, Thailand, Morocco, Saudi Arabia, Iran, Vanuatu and Indonesia.

     5. I am responsible for the preparation of all sections of the Evaluation Report entitled "Evaluation Report - Barou Claims" and dated February 15, 2007, relating to the Barou Property.

     6. I have had no prior involvement with the Barou Property that is the subject of the Report.

     7. I am not aware of any material fact or material change, with respect to the subject matter of the Report, which is not reflected in the report, and of which the omission to disclose would make this Report misleading.

     8.   I am independent of CINNABAR VENTURE INC,

     9. I consent to the filing of this Report with any stock exchange or other regulatory authority and any publication by them for regulatory purposes, including electronic publication in public company files on their websites accessible by the public, of the Report.

Vancouver, BC (YVR-All Airports) Vancouver, BC (YVR-All Airports) Dated this 15th day of February, 2007


/s/ Andre M. Pauwels, P. Geo
---------------------------
Andre M. Pauwels, P. Geo


                       Evaluation Report BAROU for Cinnabar Venture Inc. page 15